Exhibit 14.1

ONCOGENEX TECHNOLOGIES INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Purpose

OncoGenex Technologies Inc. (the “Company” or “OncoGenex”) strives to conduct all aspects of its business in accordance with the highest ethical and legal principles. This Code of Business Conduct and Ethics (the “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise and is meant to serve as a guide for each employee, officer and director of the Company (“OncoGenex Personnel”) in meeting those principles. All OncoGenex Personnel must conduct themselves in accordance with this Code and seek to avoid even the appearance of improper behavior. The compliance environment within each supervisor’s assigned area of responsibility will be a significant factor in evaluating the quality of that individual’s performance. This Code should also be provided to, and followed by, the Company’s agents and representatives, including consultants, when working for or on behalf of the Company. Additionally, we have appointed the Company’s Chief Financial Officer to serve as the Company Ethics Officer to ensure adherence to this Code. While serving in this capacity, the Company Ethics Officer reports to the Board of Directors.

This Code seeks to deter wrongdoing and to promote:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•                  full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and Canadian provincial security regulators, and in other public communications made by the Company;

•                  compliance with applicable governmental laws, rules and regulations;

•                  the prompt internal reporting to an appropriate person or persons identified in this Code of violations of this Code; and

•                  accountability for adherence to this Code.

OncoGenex Personnel who violate the standards in this Code may be subject to disciplinary action, up to and including termination of employment. This Code supersedes all other codes of conduct, policies, procedures, instructions, practices, rules or written or verbal representations to the extent that they are inconsistent with this Code. However, nothing in this Code otherwise alters the at-will employment policy, if applicable, of OncoGenex. OncoGenex is committed to continuously reviewing and updating our policies and procedures. This Code, therefore, is subject to modification.

Honest and Ethical Conduct

It is OncoGenex’s policy to promote high standards of integrity by conducting our affairs in an honest and ethical manner. The integrity and reputation of OncoGenex depends on the honesty, fairness and integrity brought to the job by each person associated with OncoGenex. Unyielding personal integrity is the foundation of corporate integrity.

Compliance With Applicable Laws, Rules and Regulations

Obeying the law is the foundation on which the Company’s ethical standards are built. Disregard of the law will not be tolerated. Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as OncoGenex, to civil and/or criminal penalties. OncoGenex Personnel should be aware that conduct and records, including emails, are subject to internal and external audits and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone’s best interests to know and comply with their respective legal obligations.

Conflicts of Interest

All OncoGenex Personnel have a duty to avoid business, financial or other direct or indirect interests or relationships which conflict with the interests of the Company or which divide their loyalty to the Company. Any activity which even appears to present such a conflict must be avoided or terminated unless, after disclosure to the appropriate level of management, it is determined that the activity is not harmful to the Company or otherwise improper.

A conflict of interest or the appearance of a conflict of interest may arise in many ways. For example, the following may constitute conflicts of interest:

•                  providing services to a competitor or proposed or present supplier, customer or other person with which OncoGenex has a business relationship;

•                  having an ownership interest in a competitor of OncoGenex or in a business with which the Company has or is contemplating a business relationship;

•                  conducting OncoGenex business with yourself, a relative or significant other, or with a business with which you or a relative or significant other is associated in any significant role; or

•                  soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with OncoGenex.

Loans to, or guarantees of obligations of, OncoGenex Personnel or their family members by OncoGenex could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. In addition, some loans are expressly prohibited by law. As a result, this Code requires that all loans and guarantees by OncoGenex for the benefit of OncoGenex Personnel or their family members be approved in advance by the Board of Directors.

Conflicts of interest should be avoided and in all cases must promptly be disclosed fully to OncoGenex. In the case of any officer or director, disclosure must be made to the Governance and Nominating Committee. Following such disclosure, the matter will be considered by the Governance and Nominating Committee in order to determine what, if any, corrective or other action is required. In the case of any other employee, disclosure must be made to the Chief Executive Officer or the Company Ethics Officer. Following such disclosure, the matter shall be considered by the Chief Executive Officer or shall be considered by the Company Ethics Officer pursuant to guidelines approved by the Chief Executive Officer, in order to determine what, if any, corrective or other action is required.

Conflicts of interest may not always be clear-cut, so if OncoGenex Personnel have a question, they should consult with higher levels of management or OncoGenex’s Chief Executive Officer or Company Ethics Officer. If OncoGenex Personnel become aware of a conflict or potential conflict, they should bring it to the attention of a manager or other appropriate personnel or consult the procedures described under “Reporting.”

At the date of adoption of this Code, OncoGenex has members of its Board of Directors who are partners or employees of venture capital funds. This Code acknowledges the fact that such venture capital funds and related investment entities routinely invest in a number of life science companies. As a result, notwithstanding anything in this Code to the contrary, if a member of OncoGenex’s Board of Directors who is also a partner or employee of an entity that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity (each, a “Fund”) acquires knowledge of a potential transaction or other matter in such individual’s capacity as a partner, manager or employee of the Fund (and other than directly in connection with such individual’s service as a member of OncoGenex’s Board of Directors) and that may be an opportunity of interest for both OncoGenex and such Fund (a “Corporate Opportunity”), then OncoGenex has no expectancy that such director or Fund offer an opportunity to participate in such Corporate Opportunity to OncoGenex. In addition, provided that such director complies with the disclosure procedure outlined in this Code, acts in good faith, and otherwise complies with all applicable legal and stock exchange requirements, any investment or other involvement by such director or Fund in any such Corporate Opportunity shall not be considered a violation of this Code.

Confidentiality

OncoGenex Personnel must maintain the confidentiality of confidential information entrusted to them by OncoGenex, except when disclosure is authorized by OncoGenex’s written policies or its Company Ethics Officer or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company, if disclosed, and information that suppliers and other business partners have entrusted to us. The obligation to preserve confidential information continues even after employment ends. In connection with this obligation, every employee should have executed a confidentiality and proprietary information agreement when he or she began employment with OncoGenex.

Public Disclosure of Information

Applicable securities laws require OncoGenex to disclose certain information in various reports that the Company must file with or submit to the SEC or Canadian provincial securities regulators. In addition, from time to time, OncoGenex makes other public communications, such as issuing press releases. OncoGenex’s policy is to provide full, fair, accurate, timely and understandable disclosure in reports filed with the securities regulators and other public communications.

Insider Trading

In order to assist with compliance with laws against insider trading, the Company has adopted an Insider Trading Policy. A copy of this policy, which has been distributed to every employee, is available in the Company’s internal policy database. If you have any questions, please consult the Company Ethics Officer.

Record-Keeping

OncoGenex requires honest and accurate recording and reporting of information in order to make responsible business decisions and to comply with the law.

All of OncoGenex’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect OncoGenex’s transactions and must conform both to applicable legal requirements and to OncoGenex’s system of internal controls. In addition, OncoGenex’s financial statements shall conform to generally accepted accounting principles and OncoGenex’s accounting policies. OncoGenex requires that:

•                  no entry be made in OncoGenex’s books and records that intentionally hides or disguises the nature of any transaction or of any of OncoGenex’s liabilities or misclassifies any transactions as to accounts or accounting periods;

•                  transactions be supported by appropriate documentation;

•                  the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

•                  OncoGenex Personnel comply with our system of internal controls; and

•                  no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund.

OncoGenex’s accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies. In particular, OncoGenex relies upon its accounting and other business and corporate records in preparing the periodic and current reports that OncoGenex files with the SEC or Canadian provincial securities regulators. Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. OncoGenex Personnel who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that OncoGenex’s financial disclosure is accurate and transparent. In addition:

•                  OncoGenex Personnel may not take or authorize any action that would intentionally cause OncoGenex’s financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or Canadian provincial securities regulators, or other applicable laws, rules and regulations;

•                  all OncoGenex Personnel must cooperate fully with OncoGenex’s Finance Department, as well as OncoGenex’s independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that OncoGenex’s books and records, as well as OncoGenex’s reports filed with the SEC or Canadian provincial securities regulators, are accurate and complete; and

•                  OncoGenex Personnel should not knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or Canadian provincial securities regulators or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of OncoGenex’s reports accurate in all material respects.

Protection and Proper Use of Company Assets

OncoGenex Personnel should endeavor to protect OncoGenex’s assets and ensure their efficient use. Any suspected incident of fraud or theft should immediately be reported for investigation. Company equipment should not be used for non-OncoGenex business, though limited incidental personal use is permitted. By using Company equipment, OncoGenex Personnel waive any rights to personal privacy in the messages or data transmitted thereby or stored therein. Any information in the messages or data transmitted thereby or stored therein may be subject to disclosure as required by applicable law or as deemed appropriate by the management of OncoGenex.

The obligation to protect OncoGenex’s assets includes protecting its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing plans, scientific and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of such information violates OncoGenex policy and could also subject individuals to civil or even criminal penalties.

Waivers of the Code

Waivers of this Code may only be granted by OncoGenex’s Chief Executive Officer; provided, however, that any waiver of this Code for executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be granted only by the Board of Directors or, to the extent permitted by the rules of the Toronto Stock Exchange or Nasdaq, the Governance and Nominating Committee. Any such waiver of this Code for executive officers or directors, and the reasons for such waiver, will be disclosed as required by applicable laws, rules or securities market regulations.

Reporting

OncoGenex Personnel are encouraged to talk to managers or other appropriate personnel about observed illegal or unethical behavior if they are in doubt about the best course of action in a particular situation. In any case where OncoGenex Personnel feel that it is not appropriate to discuss an issue with an immediate supervisor, or where he or she does not feel comfortable approaching an immediate supervisor with a question, such personnel are encouraged to discuss the question with OncoGenex’s Company Ethics Officer or report the matter directly to the Board or the Chairman of the Governance and Nominating Committee.

OncoGenex does not allow retaliation for reports of misconduct by others made in good faith by OncoGenex Personnel. OncoGenex will take prompt disciplinary action against any employee who retaliates for such reports, which may include termination of employment. OncoGenex personnel are expected to cooperate in internal investigations of misconduct.

OncoGenex Personnel with a concern involving potential misconduct by another person and relating to questionable accounting or auditing matters may report that concern under the Company’s Whistleblower Policy.

If any investigation indicates that a violation of this Code has probably occurred, OncoGenex will take such action as we believe to be appropriate under the circumstances. If it is determined that any OncoGenex Personnel is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future Code violations.

Dissemination and Amendment

This Code will be distributed to each new employee, officer and director of OncoGenex upon commencement of his or her employment or other relationship with OncoGenex and will also be distributed annually.

OncoGenex may amend this Code. OncoGenex will disclose any amendments pertaining to executive officers or directors as required by law or securities market regulations. The most current version of this Code can be found on OncoGenex’s website.

COMPLIANCE CERTIFICATE

I have read and understand the OncoGenex Technologies Inc. Code of Business Conduct and Ethics (the “Code”). I will adhere in all respects to the ethical standards described in the Code. I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

I certify to OncoGenex Technologies Inc. that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date:
Name:
Title/Position:

Check one of the following:

☐                                    A Statement of Exceptions is attached.

☐                                    No Statement of Exceptions is attached.

Employee Handbook

Revised:  March 28, 2005